AMENDMENT NO. 4

AMENDMENT NO. 4 (the “Amendment”) effective May 1, 2012 to the Participation Agreement (the “Agreement”) by and among TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, (the “Company”), a New York life insurance company, on its own behalf and on behalf of each segregated asset account of the Company, PROFUNDS, a Delaware business trust, ACCESS ONE TRUST, a Delaware business trust (each of ProFunds or the Access One Trust referred to herein as the “Fund”), and PROFUND ADVISORS LLC (the “Adviser”), a Maryland limited liability company.

WITNESSETH

WHEREAS, the Company, the Fund and the Adviser have entered into a Participation Agreement dated as of June 6, 2006, as amended (the “Agreement”), and

WHEREAS, the Company, the Fund and the Adviser wish to amend the Agreement,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company, the Fund and the Adviser hereby acknowledge and agree as follows:

Certain Definitions.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

Amendments.

Schedule A of the Agreement is hereby amended by replacing it in its entirety with Attachment A annexed hereto.

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.
This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

This Amendment shall be construed in accordance with and be governed by the laws of the State of Maryland (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

TRANSAMERICA FINANCIAL
LIFE INSURANCE COMPANY                                                                 PROFUNDS

Name:  Arthur D. Woods                                                                           Name:  Louis Mayberg
Title:    Vice President                                                                             Title:    President

PROFUND ADVISORS LLC                                                                     ACCESS ONE TRUST

    ____________________________________
Name:  Michael Sapir                                                                               Name:  Louis Mayberg
Title:    Chief Executive Officer                                                                           Title:    President

Effective May1, 2012
Schedule A

Accounts(s)	Contract(s)	Designated Portfolio(s)
TFLIC Series Life Account	TFLIC Freedom Elite Builder II	Access VP High Yield FundSM
	TFLIC Freedom Elite Builder	ProFund VP Asia 30
	TFLIC Freedom Wealth Protector	ProFund VP Basic Materials
	TFLIC Financial Freedom Builder	ProFund VP Bull
ProFund VP Consumer Services
ProFund VP Emerging Markets
ProFund VP Europe 30
ProFund VP Falling U.S. Dollar
ProFund VP Financials
ProFund VP International
ProFund VP Japan
ProFund VP Mid-Cap
ProFund VP Money Market
ProFund VP NASDAQ-100
ProFund VP Oil & Gas
ProFund VP Pharmaceuticals
ProFund VP Precious Metals
ProFund VP Short Emerging Markets
ProFund VP Short International
ProFund VP Short NASDAQ-100
ProFund VP Short Small-Cap
ProFund VP Small-Cap
ProFund VP Small-Cap Value
ProFund VP Telecommunications
ProFund VP Ultra Small-Cap
ProFund VP U.S. Government Plus
ProFund VP Utilities
ProFund VP UltraNASDAQ-100